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[VISTA GOLD CORP. LOGO]    7961 SHAFFER PARKWAY
                           SUITE 5
                           LITTLETON, COLORADO 80127
                           TELEPHONE (720) 981-1185
                           FAX (720) 981-1186



                                            Trading Symbol: VGZ
                                            Toronto and American Stock Exchanges




                                      NEWS
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VISTA GOLD CORP. ANNOUNCES APPOINTMENT OF CEO AND SECOND QUARTER FINANCIAL
RESULTS

DENVER, COLORADO AUGUST 11, 2004 - The Board of Directors of Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce the appointment of Michael B. Richings as President and CEO of Vista Gold Corp. Mr. Richings had been previously appointed interim President and CEO following the untimely passing of Ronald
(Jock) McGregor. Mr. Richings stated "My plans are simply to keep advancing the company towards the goals already established. These are to use our resources wisely to increase the quantity and quality of our gold reserves and resources, thereby enhancing shareholder value. We believe Vista Gold is well positioned to take advantage of rising gold prices by continuing our current strategy and we will continue to promote investor awareness of our company."

In its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, to be filed with the US Securities and Exchange Commission, Vista reports a consolidated net loss of US$1.4 million or US$0.09 per share compared to a net loss of US$0.6 million or US$0.05 per share for the quarter ended June 30, 2003. The increase in loss of $0.8 million compared to the same period last year resulted in part from increased exploration, property evaluation and holding costs of $0.2 million reflecting the Corporation's growing resource base and increased holding costs at the Hycroft Mine where operations have been suspended since December 1998. The increased costs at Hycroft resulted from reduced gold production, which in past periods had partially offset expenses. Corporate administration and investor relations costs were higher by $0.4 million from the respective prior period mainly due to increased regulatory and compliance expenses and a higher level of investor relations activity. Finally stock-based compensation, which was not previously reported in 2003 as an expense was $0.08 million, compared to zero in the same previous period. For the six months ended June 30, 2004, Vista reported a consolidated net loss of US$2.5 million or US$0.17 per share compared to a net loss of US$1.5 million or US$0.12 per share for the same period in 2003.

At the end of the quarter the Corporation had working capital of $4.6 million and no debt.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, and the Amayapampa project in Bolivia.




The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time

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in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
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